EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732) on Forms S-3 and S-8 of Occidental Petroleum Corporation of our report dated February 28, 2006, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Occidental Petroleum Corporation. Our report on financial statements of Occidental Petroleum Corporation refers to (i) a change in the method of accounting for share-based payments, (ii) a change in the method of accounting for inventories purchased from third parties, (iii) a change in the method of accounting for asset retirement obligations, (iv) a change in the method of accounting for the consolidation of variable interest entities, and (v) a change in the method of accounting for certain financial instruments with characteristics of both liabilities and equity.

/s/ KPMG LLP

Los Angeles, California

February 28, 2006